Exhibit 10.45

SECOND AMENDMENT TO THE
CYBERONICS, INC. 1988 INCENTIVE STOCK PLAN

     WHEREAS, there is reserved to the Board of Directors (“Board”) of Cyberonics, Inc. in Section 13 of the Cyberonics, Inc. 1988 Incentive Stock Plan (the “Plan”) the right to amend the Plan, subject to certain restrictions set forth therein; and

     WHEREAS, the Board deems it advisable to amend the Plan in the manner hereafter set forth;

     NOW, THEREFORE, Section 7(a)(ii) of the Plan is hereby amended effective as of March 21, 2001, to read as follows:

     Without stockholder approval, neither the Company, the Board nor the Committee shall reduce the exercise price of any outstanding Option; however, this provision shall not permit adjustments pursuant to Section 11.

     Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, take and construed as one and the same instrument.